FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This FOURTH AMENDMENT TO THE SECOND AMENDED AND RESTATED
CREDIT AGREEMENT, dated as of March 24, 1997 (this "Amendment"), is by and among REPAP WISCONSIN, INC., a Wisconsin corporation ("Borrower"), HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), individually as a Lender and as Agent for all Lenders, and LASALLE NATIONAL BANK, a national banking association, as a Lender ("LaSalle").

RECITALS

        WHEREAS, Borrower and Heller, as Agent and Lender, are parties to that certain Second Amended and Restated Credit Agreement dated as of November 8, 1994 (as amended as of December 27, 1995, February 14, 1996 and March 8, 1996 and as thereafter amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used but not otherwise defined herein having the definitions provided therefor in the Credit Agreement); and

        WHEREAS, Repap Enterprises Inc., is party to the Pre-merger Agreement, dated as of December 17, 1996 (the "Pre-Merger Agreement"), among Avenor Inc., Repap Enterprises Inc., 1211421 Ontario Inc., 1211423 Ontario Inc., the George S. Petty Management Ltd. Defined Benefit Pension Plan and Trust, George S. Petty Management Ltd. and George S. Petty; and

        WHEREAS, it has been determined that the definition of Change of Control contained in Section 1.1 of the Credit Agreement shall be modified in connection with and in furtherance of the transactions contemplated by the Pre-merger Agreement, including without limitation the condition specified in Section 9.1(i) thereof requiring the consent of the lenders under the Credit Agreement to waive the Event of Default contained in section 8.1(S) of the Credit Agreement; and

        WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Change of Control Definition. The definition of Change of Control contained in the Credit Agreement is amended to read as follows:

        ""Change of Control" has the meaning assigned to that term in the Senior Indentures as amended by the Third Supplemental Indenture to be dated as of April 1, 1997 Governing the 9-1/4% First Priority Senior Secured Notes due 2002 between the Borrower and The Bank of New York (in form substantially identical to Annex A hereto) and as amended by the Third Supplemental Indenture to be dated as of April 1, 1997 governing the 9-7/8% Second Priority Senior Secured Notes due 2006 between the Borrower and Bankers Trust Company (in form substantially identical to Annex B hereto)."

2. Renewal Term. Notwithstanding the notice provisions of Section 2.5 of the Credit Agreement, the parties hereto each agree to extend the term of the Credit Agreement pursuant to a Renewal Term from March 15, 1998 through March 15, 1999.

3. Representations and Warranties. Borrower represents and warrants to Heller and LaSalle that:

(a) The execution, delivery and performance by Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action (including, without limitation, any necessary shareholder approval), have received all necessary governmental approval (if any shall be required), and do not contravene or conflict with any provision of law applicable to Borrower, the Certificate of Incorporation or Bylaws of Borrower, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon Borrower; and the Credit Agreement as amended hereby, is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

(b) The warranties and representations of Borrower contained in this Amendment, the Credit agreement, as amended hereby, including without limitation subsection 4.17 thereof, and the other Loan Documents, shall be true and correct as of the date hereof, with the same effect as though made on such date, except to the extent that such warranties and representations expressly relate to an earlier date, in which case such warranties and representations shall have been true and correct as of such earlier date.

4.      Miscellaneous

a) Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

b)      Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER
AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD
TO CONFLICT OF LAWS PRINCIPLES. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

c) Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

d) Successors and Assigns. This Amendment shall be binding upon Borrower, Agent and Lenders and their respective successors and assigns, and shall inure to the sole benefit of Borrower, Agent and Lenders and their respective successors and assigns, provided that Borrower may not assign its rights or obligations under this Amendment without the written consent of all Lenders.

e)      References.     Any reference to the Credit Agreement contained in
any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

f) Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Credit Agreement. The parties hereto expressly do not intend to extinguish the Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is evidenced by the Revolving
Notes and secured by the Collateral. The Credit Agreement as amended hereby and each of the other Loan Documents remain in full force and effect.

g) Costs, Expenses and Taxes. Borrower affirms and acknowledges that subsection 10.1 of the Credit Agreement applies to this Amendment and the transactions and agreements and documents contemplated hereunder.

        IN WITNESS WHEREOF, this Fourth Amendment to the Second Amended and Restated Credit Agreement has been duly executed as of the day and year first above written.

                                REPAP WISCONSIN, INC.


                                __________________________


                                __________________________



                                HELLER FINANCIAL, INC.,
                                as Agent and Lender


                                __________________________


                                __________________________


                                LASALLE NATIONAL BANK,
                                as Lender


                                __________________________


                                __________________________